UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under § 240.14a-12.

ENERGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2014

To Our Shareholders:

It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Energen Corporation. The Annual Meeting will be held at the principal office of the Company in Birmingham, Alabama on Wednesday, April 23, 2014, at 9:00 a.m., Central Daylight Time.

Details of the matters to be presented at this meeting are given in the Notice of the Annual Meeting and in the proxy statement that follow.

We hope that you will be able to attend this meeting so that we may have the opportunity of meeting with you and discussing the affairs of the Company. However, if you cannot attend, we would appreciate your submitting your proxy by telephone or by Internet, or by completing, signing and returning the enclosed proxy card as soon as convenient so that your stock may be voted.

We have enclosed a copy of the Company’s 2013 Annual Report.

Yours very truly,

Chairman of the Board

ENERGEN CORPORATION

Notice of Annual Meeting of Shareholders

To Be Held April 23, 2014

TIME	9:00 a.m., CDT, on Wednesday, April 23, 2014

PLACE	Energen Plaza

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Directions to the Annual Meeting are available by calling Investor Relations at 1-800-654-3206.

ITEMS OF BUSINESS	(1) To elect three members of the Board of Directors for three-year terms.

The Board of Directors recommends a vote FOR each of the nominees.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

The Board of Directors recommends a vote FOR ratification.

(3) To cast an advisory vote on the Company’s executive compensation (“Say-on-Pay” vote).

The Board of Directors recommends a vote FOR the compensation of the executives of the Company as disclosed in the proxy statement.

(4) To consider and vote upon a shareholder proposal, if properly presented at the Annual Meeting.

The Board of Directors recommends a vote AGAINST the shareholder proposal described in the attached proxy statement.

(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a shareholder of record of the Company on February 21, 2014.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by submitting your instructions by telephone or by Internet, or by completing, signing and returning the proxy card sent to you. See details under the question “How do I vote?” under “Questions and Answers About the Annual Meeting” below. You can revoke a proxy at any time prior to exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD APRIL 23, 2014:

The Company’s proxy statement on Schedule 14A, form of proxy card and 2013 annual report on Form 10-K are available at: www.annualmeeting.energen.com.

J. DAVID WOODRUFF

Secretary

Birmingham, Alabama

March 26, 2014

YOUR VOTE IS IMPORTANT You are urged to submit your proxy instructions by telephone or by Internet, or by dating, signing and promptly returning your proxy in the enclosed envelope.

PROXY STATEMENT

i

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF ENERGEN CORPORATION

April 23, 2014

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

We are providing this proxy statement in connection with the solicitation by the Board of Directors of Energen Corporation, an Alabama corporation (the “Company,” “we,” or “us”), of proxies for use at the 2014 Annual Meeting of Shareholders of the Company and at any adjournment thereof (the “Annual Meeting”).

You are invited to attend our Annual Meeting on April 23, 2014, beginning at 9:00 a.m., CDT. The Annual Meeting will be held at our principal office, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. You may call Investor Relations at 1-800-654-3206 for additional directions to the Annual Meeting location.

This notice of Annual Meeting, proxy statement and form of proxy are being mailed on or about March 26, 2014.

What items will be voted on at the Annual Meeting?

Shareholders will vote on four items at the Annual Meeting:

•	the election of three members of the Board of Directors for three-year terms;

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;

•	an advisory vote on the Company’s executive compensation; and

•	a shareholder proposal requesting that the Company issue a report on the Company’s policies, actions and plans with respect to methane gas emissions.

At the date this proxy statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

What are the Board of Director’s voting recommendations?

The Board of Directors recommends that you vote your shares:

•	“FOR” election of each of the nominees to the Board of Directors;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;

•	“FOR” the proposal regarding an advisory vote on executive compensation; and

•	“AGAINST” the shareholder proposal requesting that the Company issue a report on the Company’s policies, actions and plans with respect to methane gas emissions.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock of record at the close of business on February 21, 2014 are entitled to receive this notice of Annual Meeting and proxy statement and to vote their shares at the Annual Meeting. As of that date, a total of 72,723,568 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with the Company’s transfer agent, Computershare Shareowner Services LLC (successor to BNY Mellon Shareowner Services), you are the “shareholder of record” of those shares. This notice of Annual Meeting, proxy statement and form of proxy has been provided directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This notice of Annual Meeting, proxy statement and form of proxy has been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included on the form of proxy or by following their instructions for voting by telephone or on the Internet.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 18, 2014.

How do I vote?

Your vote is important. You can save us the expense of a second mailing by voting promptly. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Please submit your instructions by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. The proxy holders will vote shares represented by valid proxies received by telephone, by Internet or by mail in accordance with the instructions appearing on such proxies.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, you may submit your instructions to the plan trustee by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. However, if you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the plan trustee receives voting instructions from other plan participants. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 18, 2014.

How do I vote in person at the Annual Meeting?

Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person, with the exception of any shares you hold as a participant in the Energen Corporation Employee Savings Plan. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. If you are a participant in the Energen Corporation Employee Savings Plan, you cannot vote your savings plan shares in person at the meeting.

What can I do if I change my mind after I vote?

You can revoke your proxy at any time before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

If you hold shares in the Energen Corporation Employee Savings Plan, you can change your voting instructions for those shares by voting again by telephone or by Internet or by returning a later dated proxy card. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, if you hold shares in the Energen Corporation Employee Savings Plan, your voting instructions (or any change to such instructions) must be received before the close of business on April  18, 2014.

What is a quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Proxies relating to shares held by beneficial owners that are voted by brokers on some matters will be treated as shares present for determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker (i.e. broker non-votes).

What is a broker non-vote?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares in order to avoid broker non-votes on matters that are considered non-routine. Brokers are permitted to vote shares on routine matters even if the broker has not received voting instructions from the beneficial owner if the broker has complied with rules concerning the delivery of proxy materials.

Which proposals are considered “routine” or “non-routine”?

Under New York Stock Exchange (“NYSE”) rules, if you are a beneficial owner and your broker holds your shares in its name, your broker is permitted to vote your shares on “routine” matters even if the broker does not receive voting instructions from you if the broker has complied with rules concerning the delivery of proxy materials to beneficial owners. We believe the following items of business will NOT be considered “routine” matters under NYSE rules and therefore your broker will not be able to vote your shares with respect to these items unless the broker receives appropriate instructions from you: Election of Directors; Say-On-Pay Vote; Shareholder Proposal on Methane Gas Emissions.

What is the voting requirement to approve each of the proposals?

Each of the nominees for Director must receive the affirmative vote of a majority of the votes cast by shareholders represented at the Annual Meeting as part of the quorum. Only votes “for” or “withhold authority” affect the outcome. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to (i) ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, (ii) provide advisory approval of the executive compensation of our named executive officers, and (iii) approve the shareholder proposal on the issuance of a report by the Company on methane gas emissions. Abstentions and broker non-votes are not counted for purposes of the vote on these matters.

Can I access the notice of Annual Meeting, Proxy Statement and the 2013 Annual Report on Form 10-K on the Internet?

This proxy statement, the form of proxy card and the 2013 Annual Report on Form 10-K are available at www.annualmeeting.energen.com. Securities and Exchange Commission (“SEC”) rules permit the Company to provide shareholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the Internet.

ELECTION OF DIRECTORS

Our Board of Directors (or, the “Board”) has nominated three Directors for re-election. The Board is divided into three classes serving staggered three-year terms. The terms of three of the present Directors expire at this Annual Meeting: Kenneth W. Dewey, M. James Gorrie and James T. McManus, II. Messrs. Dewey, Gorrie and McManus have been nominated for re-election as Directors for terms expiring in 2017.

Our Board of Directors recommends that Kenneth W. Dewey, M. James Gorrie and James T. McManus, II be elected to serve in the class with terms expiring in 2017. Each nominee has agreed to be named in this proxy statement and to serve if elected. We expect each nominee for election as a Director to be able to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented below under the caption “Governance of the Company.”

Unless you otherwise direct on the proxy form, the proxy holders intend to vote your shares in favor of the above listed nominees. To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy. If one or more of the nominees becomes unavailable for election or service as a Director, the proxy holders may vote your shares for one or more substitutes designated by the Board of Directors.

GOVERNANCE OF THE COMPANY

The members of our Board of Directors, including the three nominees for re-election, are identified below.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2017

Name and Year First Became Director	Principal Occupation and Other Information
KENNETH W. DEWEY Director since 2007

Mr. Dewey, 60, is a co-founder and board member of Caymus Capital Partners, a market-neutral energy equity fund manager. He also serves as a director of Impact Guidance Systems, Inc., a developer of downhole tools used by the oil and gas industry. Mr. Dewey was a co-founder of Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and divestments. Randall & Dewey provided marketing, transaction, evaluation and research services for clients ranging from small, privately held firms to integrated energy companies and major oil companies. Mr. Dewey served as Randall & Dewey’s Chief Financial Officer from 1989 until his 2006 retirement following the firm’s 2005 acquisition by Jefferies & Company. From 1978 to 1989, Mr. Dewey held a variety of positions with Amoco Corporation and its subsidiaries. Mr. Dewey is a graduate of Stanford University (A.B. economics) and Wharton School, University of Pennsylvania (M.B.A.).

M. JAMES GORRIE Director since January 1, 2014

Mr. Gorrie, 51, is President and CEO of Brasfield & Gorrie, LLC, one of the largest privately held construction firms in the United States. It provides construction and construction management services for a wide variety of projects, including commercial, institutional, healthcare, industrial, and treatment plant construction. Mr. Gorrie joined Brasfield & Gorrie in 1984 and served in various roles prior to his election as President in 1994. He was elected to the additional position of CEO in 2011. Mr. Gorrie serves as a director of one other publicly traded company, ProAssurance Corporation. He is a graduate of Auburn University (B.S. building science).

Name and Year First Became Director	Principal Occupation and Other Information
JAMES T. MCMANUS, II Director since 2006

Mr. McManus, 55, is Chairman of the Board, President and Chief Executive Officer of the Company. He has been employed by Energen Corporation and its subsidiaries in various capacities since 1986. He was elected Executive Vice President and Chief Operating Officer of Energen Resources Corporation in October 1995 and President of Energen Resources in April 1997. He was elected President and Chief Operating Officer of the Company effective January 1, 2006, Chief Executive Officer effective July 1, 2007, and Chairman of the Board effective January 1, 2008. Prior to joining the Company, Mr. McManus worked for PricewaterhouseCoopers. A certified public accountant, he is a graduate of the University of Alabama (B.S. accounting).

DIRECTORS WHOSE TERMS EXPIRE IN 2015

Name and Year First Became Director	Principal Occupation and Other Information
JUDY M. MERRITT Director since 1993

Dr. Merritt, 70, is President of Jefferson State Community College located in Birmingham, Alabama. Dr. Merritt was named President in 1979 and, with the exception of a four-year assignment at Florida International University in Miami, Florida from 1975 to 1979, has been associated with Jefferson State and its predecessor since 1965. Dr. Merritt has served in a number of community and civic leadership roles including Chairman of the Birmingham Chamber of Commerce and Executive Committee of the Public Affairs Research Council of Alabama. She is a graduate of the University of Alabama (B.S. secondary education, M.A. counseling and guidance and Ph.D. educational administration).

STEPHEN A. SNIDER Director since 2000

Mr. Snider, 66, retired in 2009 as Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company, and also retired as Chief Executive Officer and director for the general partner of Exterran Partners, LP., a domestic natural gas contract compression services business. Mr. Snider has over 30 years of experience in senior management of operating companies. He serves as a director of two other publicly traded companies — Dresser-Rand Group, Inc. and Thermon Group Holdings, Inc. He has within the past five years served as a director of Seahawk Drilling Incorporated. Mr. Snider is a graduate of the University of Detroit (B.S. civil engineering) and the University of Colorado at Denver (M.B.A.).

GARY C. YOUNGBLOOD Director since 2003

Mr. Youngblood, 70, retired in 2003 as President and Chief Operating Officer of Alabama Gas Corporation, a subsidiary of the Company. Mr. Youngblood was employed by Alabama Gas Corporation in various capacities for 34 years. He was elected its Executive Vice President in 1993, its Chief Operating Officer in 1995, and its President in 1997. Mr. Youngblood has served in a number of industry and civic leadership roles including Chairman of the Birmingham Chamber of Commerce, member of the Board of Directors of the Public Affairs Research Council of Alabama, President of the Alabama Natural Gas Association, President of the Southeast Gas Association, and member of the Leadership Council of the American Gas Association. He is a graduate of the University of Montevallo (B.S. business administration).

DIRECTORS WHOSE TERMS EXPIRE IN 2016

Name and Year First Became Director	Principal Occupation and Other Information
T. MICHAEL GOODRICH Director since 2000

Mr. Goodrich, 68, retired in 2008 as Chairman of the Board and Chief Executive Officer of BE&K, Inc., an international engineering and construction firm headquartered in Birmingham, Alabama. Upon retirement, Mr. Goodrich founded an investment and consulting company, Timberline Management Co., Inc. He joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and was named Chairman and Chief Executive Officer in 1995. Mr. Goodrich is active in a number of industry and civic organizations including the National Academy of Construction. In addition to Energen, Mr. Goodrich serves as a director of one other publicly traded company — Synovus Financial Corp. He is also a director of First Commercial Bank. Mr. Goodrich is a graduate of Tulane University (civil engineering) and the University of Alabama School of Law (J.D.).

JAY GRINNEY Director since 2012

Mr. Grinney, 63, is President, Chief Executive Officer and a director of HealthSouth Corporation (NYSE HLS), the country’s largest owner and operator of inpatient rehabilitation hospitals. He was named to these positions in May 2004. Prior to joining HealthSouth, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, TX. Mr. Grinney has served in a number of community and civic leadership roles and presently serves on the boards of directors of the Public Affairs Research Council of Alabama, the Birmingham Civil Rights Institute and the Birmingham Business Alliance. He is a graduate of St. Olaf College (B.A. psychology), Washington University School of Medicine (M.H.A.), and Washington University Graduate School of Management (M.B.A.).

FRANCES POWELL HAWES Director since 2013

Ms. Frances Powell Hawes, 59, an independent financial consultant, has an extensive background in finance with publicly traded and private companies and is a CPA. Ms. Powell Hawes served as Chief Financial Officer of New Process Steel, L.P., a privately held steel distribution business in the United States and Mexico from September 2012 through December 2013; as Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. (NASDAQ) from 2011 to 2012, as Interim Chief Financial Officer of Sterling Chemicals, Inc. from 2009 to 2010; as Executive Vice President and Treasurer of NCI Building Systems, Inc. (NYSE) from 2005 to 2008; as a financial advisor to London Merchant Securities LPC, a real estate and investment company, from 2003 to 2005; and as Chief Financial Officer and Treasurer of Grant Prideco, Inc. (NYSE), a manufacturer of engineered tubular products for the energy industry, from 2000 to 2001. She is a graduate of the University of Houston (B.B.A.).

Each of our Directors also serves as a Director of Alabama Gas Corporation (“Alagasco”) and Energen Resources Corporation (“Energen Resources”), our principal subsidiaries.

Our Governance and Nominations Committee considers the qualifications and backgrounds of each of our Directors when nominated for service on our Board of Directors, and believes that each Director named above possesses skills and qualifications that enhance the quality of the Board as a whole. With respect to the three nominees, we note that:

Mr. Dewey’s extensive experience evaluating oil and gas property acquisitions and knowledge of the oil and gas resource base together with his financial expertise enhances the Board’s oversight and evaluation of Company operations, performance and opportunities.

Through his experience as chief executive officer of a major construction firm and his service on the Board of another publicly traded company, Mr. Gorrie brings to our Board the experience of a sitting chief executive officer; leadership, project management and risk assessment skills; and an additional public company perspective.

Mr. McManus, who has successfully served in various Company leadership roles for 25 years, including his current role as Chairman and Chief Executive Officer, provides the Board with broad knowledge of Company operations and strategies and extensive industry involvement.

Our nominees’ respective business backgrounds are discussed above in more detail.

Director Attendance

During 2013, the Board of Directors of the Company met seven (7) times. All of the Directors of the Company attended at least 75% of the aggregate meetings of the Board of Directors and the meetings of committees of the Board during the time periods such Directors were serving as members of such committees. We encourage and expect our Board members to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance. All of our Board members, with the exception of Mr. Goodrich, attended our Annual Meeting held in 2013.

Committees of the Board of Directors

Our Board of Directors has standing Governance and Nominations, Audit, and Officers Review Committees. The current members of these Committees are as follows:

•	Governance and Nominations Committee — T. Michael Goodrich (Chair), Judy M. Merritt, Stephen A. Snider and Gary C. Youngblood

•	Audit Committee — Kenneth W. Dewey (Chair), Jay Grinney, Frances Powell Hawes and Judy M. Merritt (effective April 1, 2014, M. James Gorrie will join the Audit Committee)

•	Officers Review Committee — Stephen A. Snider (Chair), Kenneth W. Dewey, T. Michael Goodrich and Jay Grinney

Governance and Nominations Committee.    The Governance and Nominations Committee reviews and advises the Board of Directors on general governance and structure issues; leads the Board’s director succession planning; considers future Board members and recommends nominations to the Board; and reviews and makes recommendations to the Board regarding non-employee Director compensation. The charter of the Governance and Nominations Committee describes the duties and functions of the Governance and Nominations Committee in detail. The charter and the Company’s Corporate Governance Guidelines are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2013, the Governance and Nominations Committee held three (3) meetings. The Board of Directors has determined that each member of the Governance and Nominations Committee is “independent” as defined by the listing standards of the NYSE.

Audit Committee.    The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our legal and regulatory compliance and the performance of our internal and independent auditors. As part of its responsibilities, the Audit Committee is solely responsible for the appointment, compensation, retention, discharge and replacement of our independent auditors. The charter of the Audit Committee describes the duties and functions of the Audit Committee in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2013, the Audit Committee held seven (7) meetings. The Audit Committee Report is presented on page 15 of this proxy statement under the caption “2013 Audit Committee Report.”

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of applicable SEC regulations and NYSE listing standards and each member meets the financial literacy and accounting or financial management requirements of the NYSE listing standards. The Board has also determined that Ms. Powell Hawes is an audit committee financial expert under the rules and regulations of the SEC.

Officers Review Committee.    Our Officers Review Committee (“ORC”) considers and makes recommendations to the Board of Directors with respect to executive succession and compensation paid to officers of the Company and its subsidiaries. The ORC also administers the Company’s executive compensation plans. The charter of the ORC describes the duties and functions of the ORC in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2013, the ORC held four (4) meetings. The Report of the ORC is presented on page 28 of the proxy statement under the caption “Compensation Committee Report.” The Board of Directors has determined that each member of the ORC is “independent” as defined by the listing standards of the NYSE.

The ORC is responsible for overseeing and administering the Company’s executive compensation program. The ORC establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table. In setting salaries and granting other forms of compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President of Human Resources. The ORC also reviews and considers reports and analysis provided by its executive compensation consultant, Pay Governance, LLC (“Pay Governance”). Pay Governance is engaged by the Company at the direction of the ORC. In January 2014, the ORC conducted an assessment of the independence of Pay Governance utilizing the factors identified in Rule 10C-1 promulgated under the Securities Exchange Act of 1934, as amended. Pay Governance did not identify any conflicts to be considered by the ORC as part of its independence analysis. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the ORC. Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. For a more detailed description of the ORC’s authority and interaction with management and Pay Governance, see “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement.

Availability of Corporate Governance Documents.    Shareholders may obtain copies of our Committee charters, Business Conduct Guidelines and Corporate Governance Guidelines from us without charge by requesting such documents in writing or by telephone at the following address or telephone number:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2700

Each of these documents is also available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com).

Independence Determinations

Our Board of Directors has adopted independence standards consistent with the listing standards adopted by the NYSE. A Director will be considered “independent” and found to have no material relationship with the Company if:

(1)	During the prior three years:

•	The Director has not been an employee of the Company or any of its subsidiaries;

•	No immediate family member of the Director has been an executive officer of the Company;

•

Neither the Director nor an immediate family member of the Director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•

Neither the Director nor an immediate family member of the Director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

The Director has not been an executive officer or employee, and no immediate family member of the Director has been an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

and

(2)	•	The Director is not a current partner or employee of a firm that is the Company’s internal or external auditor;

•	The Director does not have an immediate family member who is a current partner of such a firm;

•	The Director does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; and

•	Neither the Director nor an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

In January 2014, the Board reviewed the independence of its members. Based on this review and the independence standards set forth above, the Board of Directors determined that none of the Director nominees and none of the current Directors, with the exception of Mr. McManus, have a material relationship with the Company other than in their capacities as members of the Board of Directors. Mr. McManus is not considered an independent Director due to his employment as Chief Executive Officer of the Company.

In evaluating the independence of the Directors, the Board considered the following relationships and found them to not be material to an assessment of Director independence:

Alabama Gas Corporation provides natural gas utility and related services to several Directors, including businesses for which Company Directors, or the spouses of Company Directors, serve as executive officers. These customers participate in the various gas service, transportation and marketing incentive programs available to their respective customer classes.

Brasfield and Gorrie, LLC, of which Mr. Gorrie is President and Chief Executive Officer, is serving as general contractor for construction of an Alabama Gas Corporation service center in Birmingham, Alabama.

Although the Company does not have specific policies and procedures for the review, approval or ratification of Company transactions in which any Director, executive officer or other related person will have a direct or indirect material interest, the Company does have conflict of interest disclosure requirements in its Business Conduct Guidelines and its Corporate Governance Guidelines. The Business Conduct Guidelines require each officer, employee and Director to notify the Company if he/she or a close family member has a financial interest in a transaction involving the Company. The Corporate Governance Guidelines further provide that Directors are expected to disclose to the Board any potential conflicts of interest that they may have with respect to any matters under discussion and refrain from voting on such matters, if appropriate.

We rely on our Directors and executive officers to make advance disclosure to the Board of Directors of transactions with the Company in which a Director or an executive officer will have a direct or indirect interest. Our Board of Directors would then evaluate and determine whether to approve any such proposed transaction.

Failure to disclose such a transaction to our Board of Directors in advance and to seek approval from our Board prior to engaging in such a transaction would constitute a violation of our Company’s Business Conduct Guidelines. Our Directors and executive officers also complete an annual questionnaire that identifies or confirms the absence of any direct or indirect participation in any transaction with the Company.

Board Leadership Structure and Role in Risk Oversight

The Chairman of the Company’s Board of Directors is Mr. McManus, who also serves as the Company’s Chief Executive Officer. This combined Chairman-CEO leadership role has been used by the Company for many years except during brief succession transition periods. The Company has also always had a majority independent Board membership. Currently, Mr. McManus is the only non-independent member of the Board. Under our Corporate Governance Guidelines, our Board designates a presiding Director for purposes of convening and chairing meetings of our non-management Directors. The role of presiding Director is currently filled by Mr. Goodrich. Based on many years of experience, the Board believes that this structure serves the Company well in providing effective and efficient leadership with active independent oversight.

The Board exercises its risk oversight role through Board and Committee meetings. As noted above, a majority of the Board members and all Committee members are independent. Risk oversight matters are discussed and reviewed in various ways: normal agenda items; presentations in response to Director requests; presentations initiated by management; and issues raised and discussed during the course of a meeting. The Board has developed a matrix identifying key risks and specifying full Board or specific Committee oversight responsibility. The Governance and Nominations Committee is charged with coordinating periodic review, update and assessment of the matrix.

Compensation Committee Interlocks and Insider Participation

None of the Directors serving on the ORC has served as an officer or employee of the Company or had a relationship (other than a utility customer relationship) with the Company that required consideration by our Board of Directors in connection with their review of Director independence.

Selection of Board Nominees

Our Governance and Nominations Committee identifies and evaluates Board candidates using one or more informal processes deemed appropriate for the circumstances. A determination of whether to pursue discussions with a particular individual is made after discussion by the Committee and may be preceded by formal or informal discussions involving one or all of the other Board members. Information considered by the Committee may include information provided by the candidate and one or more Committee or Board members. The Committee will also consider potential committee service by Board candidates at the time such candidates are evaluated for membership on the Board and, if the Board has vacancies on a particular committee or foresees such a vacancy, the Committee may be more likely to consider Board candidates with credentials and experience suitable for service on such committee. Board candidates are expected to possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, and good judgment. In addition to these fundamental characteristics, the Committee seeks to assemble and maintain a Board membership with a diverse portfolio of expertise, education, and experience conducive to generating multiple perspectives on the business, community, and strategic issues and opportunities encountered or anticipated by the Company and its operating subsidiaries.

During 2013, Mr. McManus, the Company’s Chairman and CEO, recommended to Mr. Goodrich, Chair of our Governance and Nominations Committee, that the Committee consider M. James Gorrie as a potential Board candidate. Members of the Committee and Mr. McManus met with Mr. Gorrie and discussed his qualifications and interest in Board service. The Committee reviewed Mr. Gorrie’s qualifications with the full Board and recommended Mr. Gorrie’s election. The Board acted on that recommendation and elected Mr. Gorrie to the Board effective January 1, 2014. He is standing for election by the shareholders at the April 23, 2014 Annual Meeting.

Once appropriate candidates have been identified, the Committee recommends nominations to our Board and to the boards of our subsidiaries. Our Governance and Nominations Committee has not adopted a policy or procedure for the consideration of Director candidates recommended by shareholders. Our Board does not recall an instance in which a shareholder (other than a shareholder serving as an officer or Director) has recommended a Director candidate; however, as stated in prior years, the Governance and Nominations Committee will consider timely shareholder recommendations. For this Annual Meeting, the Governance and Nominations Committee did not receive any Director candidate recommendations from shareholders holding at least 5% of our common stock.

Communication with the Board of Directors

Based on past experience, we expect to receive and respond to shareholder communications in a variety of ways. Our Board does not want to limit this flexibility and has not implemented a defined process for shareholders to send communications to the Board. Any shareholder or other interested person wishing to communicate with a member of the Board may send correspondence to his or her attention at Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. The names, titles and committee assignments of our officers and Directors, together with our mailing address and telephone number, can be found on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). Also under that subheading, page 16 of our Business Conduct Guidelines details the procedure adopted by our Audit Committee for the handling of inquiries and correspondence relating to errors, deficiencies and misrepresentations in accounting, internal control, and audit related matters. Such inquiries and correspondence are forwarded by our General Counsel to the Chairman of our Audit Committee.

Directors’ Compensation

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)
Dewey	84,500	72,750	—	—	—	1,091	158,341
Goodrich	76,500	72,750	—	—	—	1,394	150,644
Gorrie(3)	—	—	—	—	—	—	—
Grinney	76,500	72,750	—	—	—	1,172	150,422
Powell Hawes(4)	72,750	—	—	—	—	768	73,518
Merritt	79,500	72,750	—	—	—	517	152,767
Snider	80,250	72,750	—	—	—	1,102	154,102
Youngblood	67,500	72,750	—	—	—	902	141,152

(1)	The Stock Awards in column (c) reflect the January 2013 grant of 1500 unrestricted shares under the Company’s Directors Stock Plan with a grant date value of $48.50 per share. There were no stock awards outstanding at year-end.

(2)	Column (g) reflects income tax reimbursements related to Company paid spousal travel expenses. The aggregate amount of perquisites and other personal benefits, or property, including Company paid spousal travel expenses was less than $10,000 for each Director.

(3)	Mr. Gorrie joined the Board of Directors effective January 1, 2014.

(4)	Ms. Powell Hawes joined the Board of Directors effective January 1, 2013.

The Governance and Nominations Committee charter provides that:

At such times as it determines appropriate or as requested by the Board, the Committee will review and make recommendations with respect to Director compensation. Such compensation is intended to be sufficient to attract and retain qualified candidates and may include a combination of cash and stock based compensation.

Management discusses Director compensation with the Governance and Nominations Committee and makes recommendations on Director compensation that the Governance and Nominations Committee considers as part of its process in reviewing Director compensation. The Director monthly cash retainer fees and meeting fees paid are approved by the Board. The 2013 share awards were issued pursuant to the Amended and Restated Directors Stock Plan. The Governance and Nominations Committee targeted a grant of shares that would equal approximately $72,000 in value to each non-employee Director based on share prices during the first ten trading days of January 2013.

Monthly Cash Retainer Fees and Meeting Fees.    During 2013, non-employee Directors were paid a retainer of $51,000 per year. Non-employee Directors also received a fee of $1,500 for each Board meeting attended, and $1,500 for each committee meeting attended. The Governance and Nominations Committee Chair received a retainer supplement of $3,000 per year, while the Chair of the Audit Committee received a supplement of $15,000 per year, and the Chair of the ORC received a supplement of $10,000 per year. Members of the Audit Committee other than the Chair received a retainer supplement of $3,000 per year. Our Presiding Director received a retainer supplement of $3,000 per year. No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors.

Share Awards and Deferred Compensation.    Our Board has authority to make compensatory grants of stock, restricted stock and stock options to non-employee Directors pursuant to the Amended and Restated Directors Stock Plan at such times and in such amounts as the Board may determine. Awards under the Amended and Restated Directors Stock Plan are in addition to the payment of monthly cash retainers and meeting fees. The plan also allows each non-employee Director to elect to have any part or all of the cash fees payable for services as a Director of the Company and its subsidiaries paid in shares of common stock.

The Governance and Nominations Committee administers the Amended and Restated Directors Stock Plan. Although the plan has no fixed duration, the Board of Directors or our shareholders may terminate the plan. Our Board of Directors also may amend the plan from time to time, but any amendment that materially increases the benefits accruing to participants, increases the number of shares of common stock that may be issued or materially modifies eligibility requirements would require the approval of our shareholders.

Under the Company’s 1997 Deferred Compensation Plan, members of the Board of Directors may elect to defer part or all of their Director compensation. The 1997 Deferred Compensation Plan is discussed below in greater detail under the caption “Compensation Discussion and Analysis — 1997 Deferred Compensation Plan.”

Stock Ownership Guideline.    The stock ownership expectation of non-employee Directors is 5,000 shares including share equivalents under the 1997 Deferred Compensation Plan. New Directors are expected to reach this ownership target within five years of joining the Board of Directors.

Other.    Directors have family coverage under the Company’s membership in a medical emergency travel assistance program. The Company also reimburses Directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings. These reimbursements include the expenses incurred by the Directors’ spouses in accompanying the Directors at the invitation of the Company, along with taxes related to such payments.

Code of Ethics

The Company has a code of ethics, titled Business Conduct Guidelines, which is applicable to all of the Company’s employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to all of the Directors of the Company. The Business Conduct Guidelines are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). We intend to post amendments to or waivers from the Business Conduct Guidelines that are applicable to the Company’s Directors, principal executive officer, principal financial officer and principal accounting officer at this location on our website.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected the accounting firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company with respect to its operations for the year 2014. While shareholder ratification of the appointment is not required, the Audit Committee has determined to seek input from the shareholders as part of the selection process. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for a number of years. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the matter of the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee.

The firm of PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2013, and the Audit Committee plans to continue the services of this firm for the fiscal year ending December 31, 2014. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fee Disclosure

The following table presents fees billed or expected to be billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2013	2012
(1) Audit fees	$1,836,000	$1,718,000
(2) Audit-related fees (a)	$217,000	$96,000
(3) Tax fees (b)	$96,000	$83,000
(4) All other fees	$-0-	$-0-

(a)	Includes fees for audits of certain of the Company’s employee benefit plans, review of the application of accounting standards and internal control review.

(b)	Includes fees incurred in connection with the Company’s tax returns and review of certain tax matters.

Our Audit Committee approved, directly or through our pre-approval process, one hundred percent (100%) of the services provided by PricewaterhouseCoopers LLP during 2013, and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee pre-approved the engagement through June 30, 2014 of the independent auditors with respect to the following services: (i) services necessary to perform the audit or review of the Company’s financial statements; (ii) audit-related services such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and internal control reviews; and (iii) tax services including preparation and/or review of, and consultation and advice with respect to, tax returns and reports; claims for tax refund; tax planning services; tax implications of changes in accounting methods and applications for approval of such changes; tax basis studies; tax implications of mergers and acquisitions, including divestitures; tax issues relating to payroll; tax issues relating to employee benefit plans; requests for technical advice from tax authorities and tax audits and appeals (not including representation before a tax court, district court or federal court of claims or a comparable state or local court). In addition, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors for services not covered by the above authority. All such pre-approvals must be reported to the Audit Committee at the next committee meeting.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2013 AUDIT COMMITTEE REPORT

In compliance with the requirements of the NYSE, the Audit Committee has a formal written charter approved by the Board of Directors, a copy of which is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). In connection with the performance of its responsibility under its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•

Discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16 (required communication by external auditors with audit committees)(replacing Statement on Auditing Standards No. 61);

•

Received from the independent auditors disclosures regarding the auditors’ independence required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors the auditors’ independence; and

•

Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee has also considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with maintaining their independence.

AUDIT COMMITTEE

Kenneth W. Dewey, Chair

Jay Grinney

Frances Powell Hawes

Judy M. Merritt

SHARE OWNERSHIP

Principal Holders

The only persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s common stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	4,906,532	6.8%
State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	3,841,871	5.3%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	4,531,377	6.23%
FMR LLC (5) 245 Summer Street Boston, MA 02210	4,024,946	5.53%

(1)	Reflects shares reported on Schedule 13G as beneficially owned as of December 31, 2013.

(2)	In a Schedule 13G dated January 17, 2014, BlackRock, Inc., together with certain affiliated entities (“BlackRock”), reported having sole power to vote 4,473,962 shares of common stock and sole power to dispose or direct the disposition of 4,906,532 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by BlackRock.

(3)	In a Schedule 13G dated February 3, 2014, State Street Corporation, together with certain affiliated entities (“State Street”), reported having shared power to vote 3,841,871 shares of common stock and shared power to dispose or direct the disposition of 3,841,871 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by State Street.

(4)	In a Schedule 13G dated February 6, 2014, The Vanguard Group, together with certain affiliated entities (“Vanguard”), reported having sole power to vote 65,732 shares of common stock, sole power to dispose or direct the disposition of 4,472,445 shares of common stock and shared power to dispose or direct the disposition of 58,932 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Vanguard.

(5)	In a Schedule 13G dated February 13, 2014, FMR LLC, together with certain affiliated entities (“FMR”), reported having sole power to vote 71,033 shares of common stock and sole power to dispose or direct the disposition of 4,024,946 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by FMR.

Directors and Executive Officers

As of February 21, 2014, our Directors and executive officers beneficially owned shares of our common stock as described in the table below. Beneficial ownership includes shares that each person has the right to acquire within sixty (60) days of February 21, 2014. Except as we have noted below, each individual listed below has sole voting power and sole investment power with respect to shares they beneficially own, and has not pledged any of their shares of our common stock. The final column indicates common stock share equivalents held under the Energen Corporation Deferred Compensation Plan as of February 21, 2014. Company policy prohibits our officers and directors from pledging our common stock or trading in derivatives of our common stock.

Name of Entity, Individual or Persons in Group	Number of Shares Beneficially Owned (1)(2)	Percent of Class Beneficially Owned(2)	Share Equivalents Under Deferred Plan(3)
Kenneth W. Dewey	15,000	*	18,805
T. Michael Goodrich	15,290	*	25,890
M. James Gorrie	420	*	—
Jay Grinney	2,500	*	5,848
Frances Powell Hawes	1,000	*	2,105
James T. McManus, II	399,583	*	37
Judy M. Merritt	28,248	*	—
Charles W. Porter, Jr.	105,592	*	802
Dudley C. Reynolds	125,954	*	16,964
John S. Richardson	167,996	*	3,862
Stephen A. Snider	27,220	*	4,452
J. David Woodruff	188,338	*	709
Gary C. Youngblood	39,746	*	6,618
All Directors and executive officers (14 persons)	1,128,624	1.41%	87,628

*	Less than one percent.

(1)	The shares of common stock shown above include shares owned by spouses and children, as well as shares held in trust. The shares of common stock shown above for Messrs. McManus, Porter, Reynolds, Richardson, Woodruff and the other executive officer of the Company include shares that are held for their respective accounts under the Energen Corporation Employee Savings Plan. The Plan is a qualified voluntary contributory retirement plan, with an employee stock ownership feature. The Plan’s trustee must vote the shares held by the Plan in accordance with individual participant instructions. Messrs. McManus, Porter, Reynolds, Richardson, Woodruff and all Directors and executive officers as a group hold presently exercisable options to acquire 259,939, 81,616, 63,544, 112,395, 89,698 and 616,815 shares of common stock, respectively, which amounts are included in the above table.

(2)	The number and percentage of common stock beneficially owned does not include shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan.

(3)	Represents shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan. The value of Company Stock Accounts tracks the performance of the common stock, with reinvestment of dividends. The Company Stock Accounts have no voting rights.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview.    The following discussion details how the Officers Review Committee (“ORC”) of the Board of Directors of the Company determines compensation for the Company’s Chairman and CEO, the CFO, and the other executive officers named in the Summary Compensation Table (sometimes referred to as the “named executive officers”). The Company’s approach to executive compensation is guided by the following objectives:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The ORC attempts to structure compensation packages for the named executive officers such that at target performance a majority of an officer’s compensation is delivered through incentive compensation, with a majority of total incentive compensation delivered through long-term incentive compensation. The ORC utilizes competitive data provided by the Company’s compensation consultant, input from the Chief Executive Officer regarding the performance of named executive officers other than him, and consideration of internal equity to set total compensation ranges for each executive position and allocate compensation among salary, annual incentives and long-term incentives. The combination of salary, short-term incentives and long-term incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level, above the market median for superior Company performance, and below median compensation for Company performance that is below target.

Compensation Practices.    Energen’s executive compensation policies and practices include the following features designed to align compensation with performance and the long-term interests of shareholders.

•	The annual cash incentive compensation program is based on objective financial and operational metrics.

•	The long-term incentive compensation plan is 100% equity-based.

•

Beginning in 2013, the long-term incentive compensation plan includes a renewed use of performance shares based on total shareholder return performance relative to the S&P Supercomposite Oil and Gas E&P index.

•

Change in control provisions are “double trigger,” meaning that in the event of a Company change in control, severance compensation is paid and accelerated equity award vesting occurs only if a participant’s employment is terminated following a change in control of the Company.

•	We maintain stock ownership guidelines, which align the financial interests of executives with shareholders.

•	We prohibit hedging of Company common stock by officers and directors.

•	We prohibit pledging of Company common stock by officers and directors.

•

Although 2007 and earlier change in control severance agreements include a tax gross-up provision, severance agreements entered into since 2007 do not contain a tax gross-up provision and the ORC does not expect to include such a provision in future agreements.

Company Performance.    Despite the negative impact on 2013 production from severe ice storms in west Texas, the Company’s Permian Basin drilling and development program led to a 10 percent year over year increase in total production and a 20 percent year over year increase in oil and natural gas liquids production.

The Company’s adjusted net income of $3.26 per diluted share fell slightly short of our $3.30 per diluted share performance target. The adjusted net income of $3.26 per diluted share, a non-GAAP measure, excludes the impact of (i) open mark-to-market gains and losses, (ii) non-cash proved property and unproved leasehold impairments, (iii) changes in accounting principles or other provisions that materially affect reported results, and

(iv) gains or losses (net of earnings on sold production) on asset dispositions greater than five million dollars. The Company’s 2013 GAAP net income was $2.82 per diluted share. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation.).

Compensation Elements

Base Salary.    The ORC’s objective of targeting compensation for named executive officers at the 50th percentile of the market translates into salary ranges for executives intended to approximate the median salaries for comparable positions in our peer companies. When making salary adjustments within the target ranges, the ORC considers competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s experience, tenure, and performance.

Annual Cash Incentives and Company Performance.    Payment of annual cash incentive compensation is linked to the annual performance of the Company and its subsidiaries through performance factors established by the ORC at the beginning of each year. For 2013, the applicable performance metrics fell between threshold and target for Energen and Energen Resources and above target for Alagasco. These results were reflected in the incentive payments described below.

Long-Term Equity Compensation.    While the Stock Incentive Plan provides for a variety of different types of awards, in 2012 and prior years the ORC utilized stock options with ratable three-year vesting as the primary vehicle for delivering long-term incentives to our executives. The ORC considers options to be performance-based and to directly link officer compensation with shareholder value creation. In 2013, the ORC began using a combination of performance shares, stock options and restricted stock to balance the program with measures that incentivize and reward relative performance compared to the S&P Supercomposite Oil and Gas E&P index as well as absolute performance in the stock market.

Compensation Philosophy

The Company’s executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term as stated above. Specifically, the executive compensation program seeks to:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The Company’s executive compensation program includes base salary, annual cash incentive awards, long-term equity based incentive opportunities and, retirement benefits. In the case of a change in control, we also provide related severance compensation. The ORC believes that each of these components is a factor in the attraction, retention and motivation of qualified executives. The annual cash and long-term equity incentives link each executive’s compensation to corporate performance, with the annual cash incentives keyed to short-term financial and operational objectives and the long-term equity incentives providing alignment with shareholder returns.

The combination of salary, short-term cash and long-term equity incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level; above median when the Company performs above target; and below median for below-target performance. Target performance represents the performance expectations of the ORC as measured by the performance metrics set by the ORC for the Annual Incentive Compensation Plan and the relative total shareholder return performance target associated with our use of long-term performance shares. The allocation between the various elements of the compensation package is intended to emphasize incentive compensation while remaining in line with market allocations for similar positions in comparable companies. As shown in the chart below, a majority of 2013 target compensation is represented by incentive compensation and a majority of the incentive compensation is represented by long-term equity incentive compensation. The allocation to incentive compensation increases with position seniority since we believe that the compensation of our most senior executives should be linked most closely to Company performance.

Allocation of Target Compensation by Percentage

Administration of Executive Compensation-Roles and Responsibilities

Role of the ORC:    The ORC oversees and administers the Company’s executive compensation program. It establishes the salaries and other compensation of the executive officers of the Company, including the named executive officers. Each member of the ORC is an independent Director.

Role of Management:    In evaluating compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President-Human Resources. On an annual basis, the ORC meets with the CEO to discuss his performance and the CEO provides the ORC with his evaluation of the performance of the other executive officers in connection with the annual compensation review of those officers.

Role of the Compensation Consultant:

The ORC also reviews and considers reports and analysis provided by its independent executive compensation consultant, Pay Governance. Pay Governance is engaged by the Company at the direction of the ORC. In its January 2014 meeting, the ORC determined Pay Governance to be independent following consideration of the factors identified in Rule 10C-1(b)(4) promulgated under the Exchange Act. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the ORC.

Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. Specifically, during 2013, Pay Governance assisted the ORC and the Company in the following areas:

•	providing information on general trends in executive compensation;

•	providing prevalence and plan design information on various types of incentive plans;

•	providing compensation analyses of the competitiveness of the compensation of the Company’s executive positions, including an assessment of our pay and performance relative to peers; and

•	preparing estimates of the benefits to be received by each named executive officer in the event of a change in control.

Pay Governance does not make specific recommendations on individual pay levels, but rather provides competitive data for review and use by the ORC and Company. The ORC uses the Pay Governance-provided data and analysis for general reference purposes.

Each year, the ORC examines the competitive salary data provided by Pay Governance to determine base salary ranges for the Company’s executive officers, including the named executive officers. The ORC also reviews the market data provided by Pay Governance to assess the total compensation levels that would place Company executives at approximately the 50th percentile of the market, assuming the Company meets target performance objectives. In accordance with its practice in prior years, the ORC reviewed compensation data and analyses provided by Pay Governance in preparation for the 2013 compensation review. The information provided by Pay Governance utilized compensation data and analysis from five reference points: (1) Custom Peer Group — 27 companies representing a mix of oil and gas, diversified companies with regulated gas operations, and pure-play gas utility companies selected to approximate Energen’s current business mix; (2) Oil & Gas — 23 companies from Towers Watson’s 2013 CDB General Industry Executive Compensation Survey; (3) Energy Sector — 95 companies from the 2013 Energy Sector Mercer Total Compensation Survey; (4) Utility Industry — 56 utility focused companies from Towers Watson’s 2013 CDB Survey Energy Services Executive Compensation Survey; and (5) Broader General Industry — general industry data from Towers Watson’s 2013 CDB General Industry Executive Compensation Survey. Companies included in the Custom Peer Group data base, Utility Industry data base, Oil & Gas data base, and the Energy Sector data base are listed on Appendix A. The ORC has not requested a listing of the companies in the Towers Watson’s 2013 CDB General Industry Executive Compensation Survey that includes over 400 companies.

2013 Company Performance

During 2013, Energen continued to increase its oil and natural gas liquids production. Our drilling and development activity in the Permian Basin led to a 10 percent increase in total production and a 20 percent increase in oil and natural gas liquids production; this increase was limited by the negative impact of two severe ice storms late in the year in west Texas.

As detailed below in the Annual Cash Incentives discussion, our net income fell slightly short of target. Energen’s 2013 net income totaled $204.6 million, or $2.82 per diluted share. For purposes of measuring performance for annual cash incentives, net income is adjusted to exclude the impact of (i) open mark-to-market gains and losses, (ii) non-cash proved property and unproved leasehold impairments, (iii) changes in accounting principles or other provisions that materially affect reported results, and (iv) gains or losses (net of earnings on sold production) on asset dispositions greater than five million dollars. Adjusted net income (a non-GAAP measure) totaled $236.5 million, or $3.26 per diluted share, and compared with prior-year adjusted results of $229.7 million, or $3.18 per diluted share. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation.)

The Board increased the Company’s quarterly dividend in January 2013 for the 31st year in a row. The 2013 annual dividend rate of 58 cents per share reflects a five-year annual growth rate of 4 percent.

Base Salary

As discussed above, the ORC attempts to provide competitive salaries. In setting 2013 salaries, the ORC reviewed competitive salary data for each position. Competitive salary data was intended to approximate the median salary of similar positions with comparable companies. In approving salary adjustments, the ORC considered the competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s years of experience and performance.

The differences in amounts of compensation awarded to the named executive officers reflect differences in the competitive market data for the positions held by the executives as well as internal comparability. From an internal comparability perspective, Mr. McManus holds the position with the greatest corporate responsibility and thus has the highest compensation among the named executive officers. Each of the named executive officers has more than 20 years of service with the Company.

Annual Cash Incentives

Annual Incentive Compensation Plan (AICP).    In order to link compensation to the Company’s annual performance, officers are eligible each year for cash incentive awards under the AICP. Awards are based upon attaining performance objectives approved by the ORC. Objectives are established at the corporate level for Energen and at the subsidiary level for Energen Resources and Alagasco.

For 2013, earned annual cash incentives were calculated by applying Company and business unit performance factors to each officer’s target incentive opportunity. The target incentive opportunities are set each year as a percentage of base salary. For 2013, the named executive officers had the following target incentive opportunities:

Named Executive Officer	Target Incentive Opportunity
McManus	100%
Porter	75%
Richardson	85%
Reynolds	45%
Woodruff	50%

The applicable portions of target incentive opportunities subject to Company and business unit performance factors were as follows:

	Business Unit Allocation Factor
	Energen	Energen Resources	Alagasco
McManus	80%	10%	10%
Porter	80%	10%	10%
Richardson	25%	75%	—
Reynolds	25%	—	75%
Woodruff	80%	10%	10%

The Energen, Energen Resources and Alagasco performance factors as well as actual 2013 results were as follows:

	Performance Factor
	Threshold	Target	Maximum	2013 Actual
Energen	0.50	1.00	2.00	0.970
Energen Resources	0.50	1.00	2.00	0.897
Alabama Gas	0.75	1.00	1.25	1.139

The Energen, Energen Resources and Alabama Gas performance factor scores were calculated based on the following criteria, results and weights:

	Threshold	Target	Maximum	2013 Result	2013 Score	Weight
Energen
Adjusted Earnings per share	$2.64	$3.30	$3.96	$3.26	0.970	100%
Energen Resources
Adjusted Net Income(1)	$146	$189	$236	$185.50	0.96	80%
Total Production (excluding acquisitions and divestitures) MBOE	25	26.4	27.7	25.8	0.79	10%
Operating Cost per BOE	$10.75	$10.15	$9.55	$11.96	0.50	10%
Total Weighted Score					0.897
Alagasco
Net Income(1)	$45.30	$50.00	$51.30	$50.60	1.115	75%
Service Level Goals
Percentage of calls answered within 60 seconds	75%	80%	85%	91.9%	1.250	2.5%
Percentage of customers offered next day service	92%	95%	98%	99.6%	1.250	2.5%
Percentage of appointments met on time	85%	90%	95%	97.2%	1.250	2.5%
Percentage of orders completed on first trip	80%	85%	90%	92.7%	1.250	2.5%
Sales Goals
New residential spread	$690,000	$746,000	$800,000	$881,000	1.250	2.5%
New small commercial spread	$302,000	$326,000	$340,000	$727,000	1.250	2.5%
Net LC/LI spread Increase	$800,000	$900,000	$1,000,000	$1,700,000	1.250	2.5%
Core market conversions	1,500	1,700	1,900	1,583	0.792	2.5%
Customer Service: APSC complaints	250	200	150	82	1.250	5%
Total Weighted Score					1.139

(1)	Dollars in millions.

Based on the performance criteria and the 2013 results detailed above, the named executive officers received AICP incentive payments in January 2014 as reflected in the table below (also reflected in the column (g) 2013 disclosure in the Summary Compensation Table). The table also reflects the amounts that would have been paid to each named executive officer at target performance.

Named Executive Officer	AICP Actual Annual Incentive ($)	AICP Target Annual Incentive ($)
McManus	788,578	805,000
Porter	293,880	300,000
Richardson	342,304	374,000
Reynolds	165,829	151,200
Woodruff	173,879	177,500

Earned AICP incentives are calculated by the following formula for each business unit — base salary x target incentive opportunity x business unit allocation factor x business unit performance factor. No incentives are paid unless Energen achieves its threshold earnings per share. If a subsidiary does not achieve its threshold income performance factor, no incentive is paid with respect to that subsidiary. The minimum score for the other subsidiary performance factors is the threshold score. For example, Mr. McManus’s 2013 AICP incentive was calculated as follows:

Calculation of McManus Actual AICP Incentive

Business Unit	Base Salary	Target Incentive Opportunity	Business Unit Target Allocator	Business Unit Performance Factor	Actual Incentive
Energen	$805,000	100%	80%	0.970	$624,680.00
Energen Resources	$805,000	100%	10%	0.897	$72,208.50
Alagasco	$805,000	100%	10%	1.139	$91,689.50
TOTAL					$788,578.00

Discretionary Authority Applicable to Cash Incentive Awards.    The Annual Incentive Compensation Plan provides the ORC with the discretion to decrease, but not increase, an earned incentive by up to 25%. This allows the ORC to reduce an individual payout for any reason including poor individual performance. The ORC’s negative discretion does not apply to plans other than the Annual Incentive Compensation Plan. Such discretion was not utilized with respect to 2013 payments.

In addition to performance-based awards, the Board of Directors has the inherent authority, in its absolute discretion, to award cash bonuses to such employees and in such amounts as it determines. As described in the Proxy Statement for the April 24, 2013, Annual Meeting, such discretion was used to provide a supplemental annual incentive for 2012. Prior to 2012, this discretion had not been used in recent years and its only subsequent use has been to provide a $25,000 supplemental incentive to an officer who is not one of our named executive officers.

Long-Term Equity Incentive Compensation

Stock Incentive Plan.    The Stock Plan is intended to align officer compensation with long-term company performance and changes in shareholder value. It provides for the grant of stock options, restricted stock, restricted stock units and performance shares. The ORC normally makes awards in January, although it retains the authority to make awards at other times of the year. Equity grants for 2013 are reflected in the table under “Executive Compensation — Grants of Plan-Based Awards.”

For 2012 and prior years, the ORC used stock options with three year ratable vesting as the primary vehicle for delivering long-term incentives. In 2013, the ORC began using a combination of performance shares, stock options and restricted stock to balance the program with measures that incentivize and reward relative performance as well as absolute performance. As part of the transition process, the ORC made two separate grants of performance shares in January 2013. The two-year performance shares have an award period ending December 31, 2014 and the three-year performance shares have an award period ending December 31, 2015. In future years, the ORC plans generally to make a single grant of three-year performance shares.

Stock Options.    The stock option provisions of the Stock Plan provide for the grant of non-qualified stock options and stock appreciation rights or a combination thereof to officers and key employees, all as determined by the ORC. The Company’s stock options typically vest ratably over three years and expire after 10 years. The ORC has not placed performance conditions, other than employment vesting periods, on grants of stock options as it believes that the option itself is performance-based. The ORC has not utilized the stock appreciation right feature in recent years.

Restricted Awards.    The Stock Plan also provides for the grant of restricted stock and restricted stock units. No shares of restricted stock may be sold until the restrictions on such shares have lapsed or been removed. The ORC establishes the terms and conditions upon which the restrictions on each award shall lapse, which terms and conditions may include a required period of service or individual or corporate performance conditions. The restricted stock grants made in January 2013 have a three-year service period condition, vesting in January 2016. Similarly, the restricted stock unit grants made in January 2014 vest in January 2017.

Performance Shares.    A performance share is the value equivalent of one share of our common stock. An award of performance shares becomes payable if the ORC determines that all conditions of payment have been satisfied at the end of the applicable award period. Payout of the performance shares granted in January 2013 and 2014, will be based on total shareholder return relative to the S&P Supercomposite Oil and Gas E&P index as comprised on the first day of the applicable award period (“peer companies”). The threshold goal will be met if the Company’s total shareholder return percentile ranking relative to the peer companies is at least 35th, the target goal will be met if the Company’s total shareholder return percentile ranking relative to the peer companies is 50th, and the maximum goal will be met if the Company’s total shareholder return percentile ranking relative to the peer companies is 80th at the end of the respective award period. If performance is below threshold, no portion of the performance shares will be paid. Threshold performance results in payment of 25% of the performance shares, target performance results in payment of 100% of the performance shares and maximum performance results in payment of 200% of the performance shares.

Ownership Guidelines/Anti-Hedging and Pledging

The Company has the following suggested stock ownership guidelines for officers: CEO and Chairman (McManus) — 5 times base salary; CFO (Porter), COOs (Richardson and Reynolds) and General Counsel (Woodruff) — 3 times base salary. The Company’s other officers have ownership guidelines of 1 or 2 times base salary depending on position. For purposes of the guidelines, stock ownership includes (1) shares owned directly by the executive and immediate family members, (2) share holdings in the Company’s 401(k) plan, (3) deferred compensation shares and (4) unvested restricted stock subject to service-based vesting. It is expected that an officer will not sell or otherwise transfer shares of Company common stock if the officer does not meet the ownership guidelines or if the sale or transfer would cause the officer to not meet the ownership guidelines, excepting shares sold or withheld for taxes on equity awards. As of December 31, 2013, each of our named executive officers maintained ownership exceeding the guidelines. The guidelines have not been a factor in the ORC’s recent compensation decisions. In addition, the Company has policies that prohibit employees and directors from hedging or entering into pledging transactions utilizing Company common stock.

1997 Deferred Compensation Plan

The Company also provides a program that allows our Directors and officers to defer receipt of compensation. Amounts deferred by a participant under the Deferred Compensation Plan are credited to one of two separate accounts maintained for a participant, a Company stock account or an investment account. The value of a participant’s Company stock account tracks the performance of our common stock, including reinvestment of dividends. At distribution, the participant’s Company stock account is payable in the form of shares of Company common stock. The value of a participant’s investment account tracks the performance of selected mutual funds offered by The Vanguard Group, Inc. All of the mutual funds utilized to track performance under the Deferred Compensation Plan are also investment options for employees under the Company’s generally available Employee Savings Plan. At distribution, the participant’s investment account is payable in cash. The Deferred Compensation Plan is primarily designed as a financial planning and savings tool for participants. It does, however, include a Company contribution provision for officers that mirrors the Company match and supplemental contribution provisions of the Employee Savings Plan. The Company has established trusts and has funded the trusts, and presently plans to continue funding the trusts, in a manner that generally tracks participants’ accounts under the Deferred Compensation Plan. Although there is generally no requirement that the trusts be so funded or invested, if a change in control of the Company occurs, the trusts must be funded in an amount equal to the aggregate value of the participants’ accounts at the time of the change of control. While intended for payment of benefits under the Deferred Compensation Plan, the trusts’ assets remain subject to the claims of our creditors.

Retirement Income Plan and Retirement Supplemental Agreements

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). An officer’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options. The benefits accumulated as of December 31, 2013 under the Retirement Income Plan and the Supplemental Agreements for each of the Company’s named executive officers are reflected in the table under “Executive Compensation — Pension Benefits in 2013.”

Severance Compensation Agreements and Change in Control

We have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Reynolds, and Woodruff. We designed these agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. The agreements are “double-trigger” agreements meaning that benefits are payable only if a change in control occurs and the executive’s employment is terminated or constructively terminated. Each agreement provides that if, during a base period following the occurrence of a change in control of the Company, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Our Severance Compensation Agreements define a “change in control” as any of the following events:

•	any “person,” as defined in the Exchange Act, acquires 30 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

•	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

•	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

•	consummation of certain mergers, or a liquidation or sale of our assets.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material diminution in the authority, duties, responsibilities, or benefits of the employee’s job.

Continuity of management and retention during transition periods is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other comparable job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer comparable alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers have a 300% multiple and three-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with the named executive officers, include a tax gross-up provision which provides that, in the event the executive receives compensation subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. Severance Compensation Agreements that have been entered into since 2007 do not include a tax gross-up provision and the ORC does not expect to include such a provision in future agreements.

Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year.

The Company’s Stock Incentive Plan includes change in control provisions which, like the similar provisions in the Severance Agreements, are “double trigger” meaning that, in the event of a Company change in control, early vesting or payment occurs only if a change in control occurs and the executive’s employment is terminated or constructively terminated. As discussed above, a change in control of a subsidiary constitutes a change in control for the officers of that subsidiary. In the event of a subsidiary change in control, for purposes of the Stock Incentive Plan, a subsidiary officer has a termination of employment unless he or she continues to be employed by the Company or one of its remaining subsidiaries.

For a description of the potential benefits payable to the Company’s named executive officers upon a termination or change in control effective as of December 31, 2013, refer to the discussion and tabular disclosure included under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on page 34.

Changes for 2014; Results of 2013 Advisory Vote on Executive Compensation

For 2014, the basic structure of the Company’s executive compensation program remains unchanged. The ORC has established threshold, target and maximum performance factors for potential awards under the Annual Incentive Compensation Plan that are consistent with the Company’s compensation philosophy and goals. Effective January 1, 2014, Mr. McManus’s salary was increased to $837,000 reflecting a market adjustment consistent with the policies discussed above. Mr. McManus has served as the Company’s President and Chief Executive Officer since July 2007.

At the 2013 Annual Meeting, the Advisory Vote on Executive Compensation generated 96% of votes cast in favor of the Company’s executive compensation. As part of its 2014 executive compensation discussions, the ORC reviewed the advisory vote result and considered it to be supportive of the Company’s compensation practices.

COMPENSATION COMMITTEE REPORT

The Officers Review Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

OFFICERS REVIEW COMMITTEE:

Stephen A. Snider, Chair

Kenneth W. Dewey

T. Michael Goodrich

Jay Grinney

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us. For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation Earnings ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
McManus, II, James T. Chairman and Chief Executive Officer	2013	805,000	—	4,370,603	809,876	788,578	0	87,174	6,861,231
	2012	775,000	127,348	—	2,423,008	412,378	3,303,947	64,071	7,105,752
	2011	730,000	—	—	1,919,766	953,964	1,089,822	55,197	4,748,749

Porter, Jr., Charles W.	2013	400,000	—	1,085,840	201,219	293,880	0	31,780	2,012,719
Vice President, Chief Financial Officer and Treasurer	2012	380,000	40,587	—	613,813	131,429	1,203,330	39,826	2,408,985
	2011	360,000	—	—	473,369	282,269	417,110	28,914	1,561,662

Richardson, John S.	2013	440,000	—	1,343,771	249,000	342,304	0	42,425	2,417,500
President of Energen Resources Corporation	2012	420,000	155,642	—	809,755	40,438	1,646,828	50,060	3,122,723
	2011	390,000	—	—	615,379	345,345	551,865	30,549	1,933,138

Reynolds, Dudley C.	2013	336,000	—	319,204	59,176	165,829	0	33,265	913,474
President of Alabama Gas Corporation	2012	333,000	4,810	—	242,955	155,563	843,680	33,771	1,613,779
	2011	330,000	—	—	242,992	173,151	519,231	33,126	1,298,500

Woodruff, J. David	2013	355,000	—	409,598	75,920	173,879	0	34,028	1,048,425
General Counsel and Secretary	2012	340,000	27,934	—	301,185	90,457	1,006,339	42,666	1,808,581
	2011	325,000	—	—	290,604	191,120	511,145	31,714	1,349,583

(1)	The amounts in columns (e) and (f) reflect grant date fair value. The valuation assumptions are discussed in Note 6 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Column (e), Stock Awards, includes restricted stock and performance share awards. 81.5% of the grant date value represents performance shares, and the remaining 18.5% represents restricted stock. See footnote 3 to the Grants of Plan-Based Awards table on page 30 for more detail about the performance share awards. If the highest level of performance conditions is achieved, the value of the stock awards reflected in column (e) for McManus, Porter, Richardson, Reynolds and Woodruff would be $6,551,909, $1,627,749, $2,014,436, $478,522, and $614,027, respectively.

(3)	The amounts in column (g) reflect annual cash incentive Compensation payouts as discussed on pages 22-24 of this proxy statement.

(4)	The amounts in column (h) reflect that there was no increase in pension value.

(5)	The pension values at the end of 2013 are lower than they were at the end of 2012, primarily as a result of an increase in the applicable discount and lump sum rates assumed by our actuaries. Reynolds’s pension value decreased as a result of his continued employment beyond age 60. 2013 pension values for McManus, Porter, Richardson, Reynolds and Woodruff are lower than 2012 pension values by $227,924, $304,097, $298,942, $31,119, and $258,123, respectively.

(6)	The amounts reported in column (i) for 2013 reflect the Company’s contributions to defined contribution plans, MedJet insurance, dinner club memberships, life insurance premiums, financial planning, spousal travel, and tax reimbursements related to spousal travel.

	Defined Contributions ($)	Spousal Travel Tax Reimbursement ($)
McManus	$68,299	$1,150
Porter	$25,936	$976
Richardson	$37,320	$840
Reynolds	$28,559	$473
Woodruff	$30,118	$398

Grants of Plan-Based Awards

The following table sets forth information with respect to annual cash incentives and long-term equity incentives to our named executive officers. For a more complete discussion of the awards, please refer to the discussion of these incentives contained in “Compensation Discussion and Analysis,” beginning on page 18 of this proxy statement.

Name	Grant Date	Meeting Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)						All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	All Other Option Awards: Number of Securities Underlying Options (#)(7)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)		(g)		(h)		(i)	(j)	(k)	(l)
McManus	1/24/2013	1/23/2013	422,625	805,000	1,549,625	7,557	(4)	30,229	(4)	60,458	(4)	16,722	48,612	48.36	5,180,479
	1/24/2013	1/23/2013				7,288	(5)	29,151	(5)	58,302	(5)
Porter	1/24/2013	1/23/2013	157,500	300,000	577,500	1,878	(4)	7,510	(4)	15,020	(4)	4,155	12,078	48.36	1,287,059
	1/24/2013	1/23/2013				1,811	(5)	7,242	(5)	14,484	(5)
Richardson	1/24/2013	1/23/2013	187,000	374,000	748,000	2,324	(4)	9,294	(4)	18,588	(4)	5,141	14,946	48.36	1,592,771
	1/24/2013	1/23/2013				2,241	(5)	8,963	(5)	17,926	(5)
Reynolds	1/24/2013	1/23/2013	103,950	151,200	217,350	552	(4)	2,208	(4)	4,416	(4)	1,221	3,552	48.36	378,380
	1/24/2013	1/23/2013				532	(5)	2,129	(5)	4,258	(5)
Woodruff	1/24/2013	1/23/2013	93,188	177,500	341,688	708	(4)	2,833	(4)	5,666	(4)	1,567	4,557	48.36	485,518
	1/24/2013	1/23/2013				683	(5)	2,732	(5)	5,464	(5)

(1)	The ORC generally sets award amounts at a meeting that occurs the day prior to the grant date.

(2)	Columns (c)-(e) reflect the annual cash incentive payout values for each named executive officer for 2013 if the threshold, target or maximum goals had been satisfied. The actual payout is reflected in column (g) of the Summary Compensation Table. For a discussion of the criteria applied when determining amounts payable, see the description of Annual Incentive Compensation in “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement.

(3)

In 2013, as the Company transitioned to renewed use of performance shares, the named executive officers were granted two-year performance shares and three-year performance shares. In future years the Company generally expects to make single grants of three-year performance shares. Payment of performance share awards will be based on the Company’s total shareholder return (TSR) relative to companies in the S&P Supercomposite E&P Index as comprised on the first day of the applicable award period (the “peer companies”). Columns (f)-(h) reflect the payment of performance share awards for each named executive officer if the threshold, target or maximum goals are met. The threshold goal will be met if the Company’s TSR percentile ranking relative to the peer companies is at least 35th, the target goal will be met if the Company’s TSR percentile ranking relative to the peer companies is 50th, and the maximum goal will be met if the Company’s TSR percentile ranking relative to the peer companies is 80th at the end of the respective award period.

(4)	These performance shares have a two-year award period ending December 31, 2014.

(5)	These performance shares have a three-year award period ending December 31, 2015.

(6)	These restricted shares granted on January 24, 2013 vest on January 24, 2016.

(7)	The stock options granted January 24, 2013 vest in equal installments on January 24, 2014, 2015, and 2016.

(8)	Column (l) represents the sum of the grant date fair values of all stock and option awards, as reflected in columns (e) and (f) of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2013. This table includes unexercised and unvested option awards and unvested restricted stock and performance share awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table. For additional information about the outstanding equity awards, see the description of long-term incentive compensation in “Compensation Discussion & Analysis” beginning on page 18.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
(a)		(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
McManus	1/27/10	60,069				46.69	1/26/2020
	1/26/11	65,132	32,566	(1)		54.99	1/25/2021
	1/25/12	42,984	85,968	(2)		54.11	1/24/2022
	1/24/13		48,612	(3)		48.36	1/23/2023	16,722	1,183,082	118,760	8,402,270
Porter	1/23/08	7,025				60.56	1/22/2018
	1/27/10	24,697				46.69	1/26/2020
	1/26/11	16,060	8,030	(1)		54.99	1/25/2021
	1/25/12	10,889	21,778	(2)		54.11	1/24/2022
	1/24/13		12,078	(3)		48.36	1/23/2023	4,155	293,966	29,504	2,087,408
Richardson	1/23/08	21,275				60.56	1/22/2018
	1/27/10	26,091				46.69	1/26/2020
	1/26/11	20,878	10,439	(1)		54.99	1/25/2021
	1/25/12	14,365	28,730	(2)		54.11	1/24/2022
	1/24/13		14,946	(3)		48.36	1/23/2023	5,141	363,726	36,514	2,583,366
Reynolds	1/24/07	15,070				46.45	1/23/2017
	1/23/08	13,080				60.56	1/22/2018
	1/27/10	13,224				46.69	1/26/2020
	1/26/11	8,244	4,122	(1)		54.99	1/25/2021
	1/25/12	4,310	8,620	(2)		54.11	1/24/2022
	1/24/13		3,552	(3)		48.36	1/23/2023	1,221	86,386	8,674	613,686
Woodruff	1/24/07	13,855				46.45	1/23/2017
	1/23/08	12,100				60.56	1/22/2018
	1/28/09	21,281				29.79	1/27/2019
	1/27/10	15,468				46.69	1/26/2020
	1/26/11	9,859	4,930	(1)		54.99	1/25/2021
	1/25/12	5,343	10,686	(2)		54.11	1/24/2022
	1/24/13		4,557	(3)		48.36	1/23/2023	1,567	110,865	11,130	787,448

Vesting Dates:

(1)	These options vest on January 26, 2014.

(2)	These options vest in two equal installments on January 25, 2014 and 2015.

(3)	These options vest in three equal installments on January 24, 2014, 2015 and 2016.

(4)	Restricted stock vests January 24, 2016.

(5)	Fifty-one percent (51%) of these performance shares have a two-year award period that ends December 31, 2014, and the remaining forty-nine percent (49%) have a three-year award period that ends December 31, 2015. Payout amounts are calculated at maximum (200%) due to 2013 performance exceeding target performance measures.

Option Exercises and Stock Vested in 2013

The following table provides information, for the named executive officers, on (1) stock option exercises during 2013, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
McManus	204,715	4,993,484	—	—
Porter	51,201	1,729,136	—	—
Richardson	56,308	1,892,851	—	—
Reynolds	—	—	—	—
Woodruff	16,200	749,489	—	—

Pension Benefits in 2013

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Code imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). Generally, an employee’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options.

The table below sets forth information on the pension benefits for each of the named executive officers under each of the Company’s pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
McManus	Retirement Income Plan	28	1,794,651	—
	SERP	28	9,557,384	—
Porter	Retirement Income Plan	24	744,865	—
	SERP	24	2,458,405	—
Richardson	Retirement Income Plan	28	1,370,415	—
	SERP	28	4,041,780	—
Reynolds	Retirement Income Plan	34	2,304,746	—
	SERP	34	3,288,665	—
Woodruff	Retirement Income Plan	28	1,969,751	—
	SERP	28	2,662,647	—

(1)	Benefit values assume a retirement age of 60. Other assumptions are set forth in Note 5 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

No pension benefits were paid to any of the named executive officers during 2013.

Nonqualified Deferred Compensation Table in 2013

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2013 pursuant to the Company’s 1997 Deferred Compensation Plan. For a more detailed discussion of the 1997 Deferred Compensation Plan, refer to “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b) (1)	(c) (1)	(d)	(e)	(f)
McManus	33,000	46,624	93,367	—	462,345
Porter	8,700	9,361	23,332	—	90,486
Richardson	11,100	15,645	120,017	74,787	302,607
Reynolds	4,860	6,884	508,982	—	1,267,855
Woodruff	6,000	8,443	19,852	—	74,570

(1)	Amounts reported in columns (b) and (c) are reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Reynolds and Woodruff. We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management or retention is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers have a 300% multiple and three-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with each of the named executive officers, include a tax gross up provision which provides that, in the event the executive receives compensation subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. The only Severance Compensation Agreement that has been entered into since 2007 does not include a tax gross up provision and the ORC does not expect to include such a provision in future agreements.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material diminution in the authority, duties, responsibilities or benefits of the employee’s job.

As defined in our Severance Compensation Agreements, as well as our Stock Incentive Plan and Annual Incentive Compensation Plan, a “change in control” would include any of the following events:

•	any “person”, as defined in the Exchange Act, acquires 30 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

•	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

•	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

•	consummation of certain mergers or consolidations, or a liquidation or sale of our assets.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

Assuming the occurrence of a triggering event on December 31, 2013 for payment of change in control related compensation, we estimate that the following officers would receive the following benefits:

	McManus $	Porter $	Richardson $	Reynolds $	Woodruff $
Cash Severance	5,153,015	2,046,807	2,108,381	1,527,453	1,638,360
Health & Welfare Benefit (1)	34,578	33,109	27,360	26,636	26,934
Excise Tax reimbursement (2)	—	1,594,052	—	—	—

(1)	Represents the incremental value of two years continuation of medical, life and disability insurance benefits.
(2)	Tax gross-up reflects the additional compensation provided to cover excise taxes incurred when the executive’s parachute payment exceeds 2.99 times the Code Section 280G “base amount.” “Base amount” is defined as the executive’s five-year average W-2 earnings.

The Stock Incentive Plan also provides that in the event of a termination of employment, other than a “qualified termination” or a “change in control termination,” all unvested options expire and all unvested restricted stock and outstanding restricted stock units and performance shares are forfeited. In the event of a qualified termination, unvested options, unvested restricted stock and restricted stock units with a grant date at least ten months prior to the date of termination vest and outstanding performance shares remain eligible for payout subject to the applicable award period and performance conditions. Under the Stock Incentive Plan, the term “qualified termination” means:

(1)	a termination expressly agreed in writing by the executive and the Company to constitute a qualified termination;

(2)	death or disability; or

(3)	retirement.

In the event of a change in control termination, unvested options, unvested restricted stock and restricted stock units vest and outstanding performance shares pay out at target performance within thirty days of termination. The Board of Directors defined “change in control termination” to mean:

(1)	an involuntary termination other than for cause after the occurrence of a change in control; or

(2)	a voluntary termination for good reason entitling the employee to severance compensation under a written change in control severance agreement.

The following table contains a schedule of unvested options and restricted stock that would vest upon a qualified termination or a change in control termination, valued as of December 31, 2013:

Name	Shares Represented by Unvested Options (#)	Value of Unvested Options ($)	Restricted Stock (#)	Value of Restricted Stock ($)
McManus	167,146	3,032,170	16,722	1,183,082
Porter	41,886	759,365	4,155	293,966
Richardson	54,115	977,227	5,141	363,726
Reynolds	16,294	287,929	1,221	86,386
Woodruff	20,173	357,543	1,567	110,865

The following table contains a schedule of unvested performance shares that would vest upon a change in control termination, valued as of December 31, 2013:

Name	Performance Shares (#)	Value of Performance Shares ($)
McManus	59,380	4,201,135
Porter	14,752	1,043,704
Richardson	18,257	1,291,683
Reynolds	4,337	306,843
Woodruff	5,565	393,724

Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year. The Annual Incentive Compensation Plan also provides that in the event a participant terminates employment due to retirement, death or disability during a performance period, the participant shall receive an incentive equal to the amount the participant would have received as an incentive if the participant had remained an employee through the end of the performance period multiplied by a fraction which reduces the award in proportion to the amount of time remaining in the performance period. If a participant’s employment is terminated for any other reason during a performance period, the participant shall receive no incentive payment for such performance period unless the ORC, in its discretion, determines to pay such participant (other than a participant terminated for cause) up to a pro rata incentive payment. Assuming a December 31, 2013 triggering event, there would be no pro rata target performance pay out, since the performance period would have concluded and the amounts owed to the participants could be determined in accordance with the terms of the Annual Incentive Compensation Plan.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. For a description of our Retirement Income Plan and Supplemental Agreements, see “Executive Compensation — Pension Benefits in 2013” beginning on page 32 of this proxy statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law July 21, 2010, provides shareholders with an opportunity to cast an advisory vote on the compensation of executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” vote, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2013 executive compensation programs and policies and the compensation paid to the named executive officers of the Company.

As discussed beginning on page 18 of this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term.

Proposal

The Company is presenting this proposal, which gives you as a shareholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers of Energen Corporation, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Company’s 2014 Proxy Statement.”

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, this proposal.

This proposal allows our shareholders to express their opinions regarding the decisions of the ORC on the prior year’s annual compensation to the named executive officers. Although your vote on this matter is advisory in nature and therefore will not be binding upon the Company, the ORC or the Board of Directors, your advisory vote will serve as an additional tool to guide the Board of Directors and the ORC in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSAL

We expect the following proposal to be presented by a shareholder at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials we have provided, we have placed a box around material provided by the proponent.

The Board recommends you vote AGAINST the shareholder proposal for the reasons we give after the proposal.

Proposal Respecting Preparation of Report on Methane Gas Emissions

This proposal was submitted by Miller/Howard Investments, Inc., 324 Upper Byrdcliffe Road, Woodstock, New York 12498 on behalf of Helen Hamada. Ms. Hamada beneficially owned, as of November 15, 2013, 156 shares of Energen common stock. Walden Asset Management, One Beacon Street, Boston, Massachusetts 02108 was a co-filer of the proposal on behalf of Walden Midcap Funds. Walden Midcap Funds beneficially owned, as of November 18, 2013, 4,900 shares of Energen common stock. Clean Yield Asset Management, 6 Curtis Street, Salem, Massachusetts 01970 was a co-filer of the proposal on behalf of Marie Hausman. Ms. Hausman beneficially owned, as of November 26, 2013, 1,700 shares of Energen common stock. Finally, Domini Social Investments, 532 Broadway, 9th Floor, New York, New York 10012-3939 also was a co-filer of the proposal on behalf of the Domini Social Equity Fund. The Domini Social Equity Fund beneficially owned, as of November 25, 2013, 230,487 shares of Energen common stock.

Shareholder Proposal

METHANE EMISSIONS REPORTING

Whereas:

Natural gas can be beneficial in tackling climate change by reducing our dependency on coal in electric power generation. However, increased global warming from high methane emissions generated along the natural gas value chain may negate some of this benefit. This carries climate risks and threatens to increase public opposition to natural gas development.

Over a 20 year period, methane’s impact on temperature is 86 times that of carbon dioxide and therefore contributes significantly to climate change. The oil and gas industry accounts for 70% of energy-related methane emissions. Academic studies from Cornell, the University of Colorado and the University of Texas estimate highly varied methane leakage rates as a percentage of production.

The International Energy Agency (IEA) believes that reducing methane emissions in upstream oil/gas production is an important way to “stop the growth in global energy-related [greenhouse gas] emissions by the end of this decade at no net economic cost.” The lEA states that methane emission reductions can be achieved with “existing technologies” that “have already been adopted and proven in several countries.”

The lEA highlights the risk of failing to implement best practice measurement and disclosure of methane emissions and recommends oil and gas producers undertake a set of actions “necessary to realize the economic and energy security benefits while meeting public concerns” of unconventional gas development. The lEA recommends oil and gas companies eliminate venting and minimize flaring and recommends producers “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

The lEA states that “public authorities need to consider imposing restrictions on venting and flaring.” A failure by companies to proactively reduce methane emissions may invite more rigorous regulations. The Environmental Protection Agency requires reduced emission (“green”) completions by 2015 for hydraulically fractured natural gas wells.

We believe Energen has a responsibility to implement a comprehensive program of measurement, mitigation, disclosure, and target setting for its methane emissions across its operations. Benefits include: worker safety improvements, maximizing available energy resources, protecting human health, reducing environmental impacts, and reducing economic waste. Upgrading production assets may also improve performance and make equipment more robust and less susceptible to upsets and downtime. Significant reductions in methane emissions are possible using existing technologies with positive return on investment.

Nearly 200 institutional investors managing $20 trillion issued a statement calling for better management and disclosure of methane-related risks from oil and gas companies. Investors managing more than $87 trillion support the Carbon Disclosure Project’s reporting framework, which solicits information on methane emissions and reduction efforts. Energen has not responded to the CDP’s request for information.

Resolved:

Shareholders request that Energen Corporation issue a report reviewing the company’s policies, actions, and plans to measure, disclose, mitigate, and set reduction targets for methane emissions resulting from all operations under its financial or operational control. The report should be prepared at reasonable cost, omit proprietary information, and be made available to shareholders by September 2014.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“AGAINST” THIS PROPOSAL

Company Statement in Opposition

Energen has worked for many years to reduce methane emissions. These efforts include voluntary implementation of emissions reduction activities and equipment as well as compliance with methane emission control, reduction, and reporting regulations.

Since 2003, the Company has participated in the United States Environmental Protection Agency (EPA) Natural Gas STAR Program. Gas STAR is a voluntary program that encourages oil and natural gas companies to employ technologies and practices to improve operational efficiency and methane emission reduction. Since joining, the Company has achieved Gas STAR estimated cumulative methane emission reductions of over 3.2 billion cubic feet through the end of 2012. This number reflects voluntary reductions; it does not include regulatory-driven reductions. These voluntary reductions were achieved through:

•	Installation of electric motors

•	Installation of vapor recovery units (VRUs)

•	Installation of pumping units on gas wells

•	Capture of casinghead gas by VRU or compressor

•	Reduction of blanket gas blow-by to atmosphere

In addition to the initiatives reported under the Gas STAR Program, the Company has taken, and continues to take, other actions to reduce methane emissions, including:

•	Installation of low-bleed or no-bleed pneumatic controllers

•	Implementation of reduced emission completions

•	Optimization of plunger lift installations

•	Flaring flowback gas instead of venting

•	Pipeline/Flowline leak monitoring

•	Installation of vapor combustors on tank batteries

•	Instituting a thief hatch/enardo valve inspection program

The Company expects to achieve further reductions through these and other initiatives and through implementation of regulatory-mandated procedures and equipment modifications under the EPA’s New Source Performance Standards (NSPS) Subpart OOOO (“Quad O”) regulations and National Emissions Standards for Hazardous Air Pollutants (NESHAPS) Subpart HH regulations.

The majority of the Company’s methane emissions are disclosed via existing regulatory programs. Annual methane emission reports are made to the EPA pursuant to EPA’s Mandatory Greenhouse Gas Reporting regulations (40 CFR Part 98). Under Subpart NN, Energen’s natural gas distribution subsidiary reports indirect CO2 emissions from the combustion of natural gas delivered to its customers. Under Subpart W, both Energen’s natural gas distribution subsidiary and Energen’s oil and gas production subsidiary report direct methane emissions via EPA’s online electronic greenhouse gas reporting tool (e-GGRT). Reported data is publicly available on the EPA’s website.

Comprehensive, independently derived methane emission factors and disclosure methodologies are currently incomplete. The Environmental Defense Fund has organized a comprehensive research initiative involving a series of studies to measure and evaluate methane emissions from the natural gas value chain. Until these and other studies have been completed and peer-reviewed emission factors and reporting methodologies have been established, disclosure of estimated methane emissions, beyond current regulatory disclosures, would lack adequate qualitative and quantitative controls.

The Company believes that a report of the type requested by the proposal would be of limited usefulness to shareholders and management and duplicative of past and ongoing Company and regulatory activities. Given the limited value of such a report, it is the judgment of the Board of Directors that its preparation would be an inefficient use of corporate resources and an unnecessary expense.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 within specified time frames with the SEC, and to provide us with copies of all forms filed.

We believe, based on a review of Forms 3, 4 and 5 furnished to us, that, during fiscal 2013, our executive officers, Directors and 10% shareholders complied in full with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in our proxy statement and form of proxy, proposals of shareholders intended to be presented at the 2015 Annual Meeting must be received at the Company’s principal executive offices no later than November 26, 2014. If a shareholder desires to bring other business before the 2015 Annual Meeting without including such proposal in the Company’s proxy statement, the shareholder must notify the Company in writing no earlier than December 24, 2014 and no later than January 23, 2015. Shareholders who wish to nominate individuals to serve on the Board of Directors must follow the requirements set forth in Section 1.11 of the Company’s Bylaws. In order to be eligible to nominate a person for election to our Board of Directors a shareholder must (i) comply with the notice procedures set forth in the Bylaws and (ii) be a shareholder of record on the date of giving such notice as well as on the meeting date. To be timely, any shareholder who wishes to make a nomination to be considered at the 2015 Annual Meeting must deliver the notice specified by our Bylaws between December 24, 2014 and January 23, 2015. The Bylaws contain a number of substantive and procedural requirements that should be reviewed by any interested shareholder. Shareholder proposals and director nominations should be directed to J. David Woodruff, Secretary, Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company, including the expense of preparing, printing and mailing this proxy statement. In addition to mailing proxies to shareholders, we may solicit proxies by personal interview or by telephone or electronic mail. We will request brokerage houses and other custodians and fiduciaries to forward at our expense soliciting materials to the beneficial owners of stock held of record by them. We have engaged Okapi Partners, LLC of New York to assist in the solicitation of proxies of brokers and financial institutions and their nominees. This firm will be paid a fee of $7,500, plus out-of-pocket expenses.

ENERGEN CORPORATION

Chairman of the Board

Birmingham, Alabama

March 26, 2014

Appendix A

The following peer groups are referred to on page 21 of the proxy statement.

CUSTOM PEER GROUP DATA BASE

AGL Resources Inc.
Atmos Energy Corp
Cabot Oil & Gas Corp
Cimarex Energy Co
Comstock Resources Inc
Concho Resources
Denbury Resources Inc
EQT Corp
Forest Oil Corp
Linn Energy
MDU Resources Group Inc
Newfield Exploration Co
Noble Energy Inc
Oneok Inc

Piedmont Natural Gas Co Inc
Pioneer Natural Resources Co
QEP Resources
Questar Corp
Quicksilver Resources Inc
Range Resources Corp
SM Energy Co
Southwestern Energy Co
Ultra Petroleum Corp
Vectren Corp
WGL Holdings Inc
Whiting Petroleum Corp
Williams Companies Inc

OIL AND GAS DATA BASE

Anadarko Petroleum
Apache
BG US Services
Devon Energy
EnCana Oil & Gas USA
EQT Corporation
Exterran
Hercules Offshore
Hess
Holly Frontier Corporation
Hunt Consolidated
ION Geophysical

Irving Oil Commercial G.P.
Magellan Midstream Partners
Marathon Oil
McDermott International
MDU Resources
Noble Energy
Occidental Petroleum
Rowan Companies
Suburban Propane
Tesoro
Transocean

ENERGY SECTOR DATA BASE

Addax Petroleum US
Afren Resources USA, Inc.
Anadarko Petroleum Corporation
Apache Corporation
Atlas Energy, L.P.
Atlas Resource Partners, L.P.
Baytex Energy USA, Ltd.
BHP Billiton Petroleum
BreitBurn Energy Partners L.P.
Breitburn Energy Partners L.P. — Breitburn Energy Company LP
BreitBurn Energy Partners L.P. — Breitburn Energy Company LP, Orcutt Facility
BreitBurn Energy Partners L.P. — Breitburn Energy Company LP, West Pico Facility
BreitBurn Energy Partners L.P. — Eastern Division
BreitBurn Energy Partners L.P. — Pacific Coast Energy Company LP
BreitBurn Energy Partners L.P. — Regional Operations-Bigler, Texas Operations

BreitBurn Energy Partners L.P. — Western Division, California Operations
BreitBurn Energy Partners L.P. — Western Division, Florida Operations
BreitBurn Energy Partners L.P. — Western Division, Wyoming Operations
Carrizo Oil & Gas, Inc.
Chesapeake Energy Corporation
Chief Oil & Gas, LLC
Cimarex Energy Co.
Citation Oil & Gas Corp.
Cobalt International Energy
COG Operating, LLC
ConocoPhillips
Crescent Point Energy US Corp.
Davis Petroleum Corp.
Denbury Resources, Inc.
Devon Energy Corporation
EDF Trading Resources, LLC
Encana Oil & Gas (USA), Inc.

Energen Corporation — Energen Resources Corporation
Enerplus Resources (USA) Corporation
EnerVest Operating, LLC
EnerVest, Ltd.
Eni US Operating Company, Inc.
EOG Resources, Inc.
EP Energy, LLC
Equal Energy US, Inc.
EV Energy Partners
EXCO Resources, Inc.
EXCO Resources, Inc. — EXCO Appalachia
EXCO Resources, Inc. — EXCO East TX/LA
Forest Oil Corporation
Halcón Resources Corporation
Hess Corporation
HighMount Exploration & Production, LLC
Hilcorp Energy Company
Hunt Consolidated — Hunt Oil Company
ION Geophysical Corporation
J-W Energy Company — J-W Operating Company
JX Nippon Oil Exploration (U.S.A.), Ltd.
Kosmos Energy, LLC
Laredo Petroleum Holdings, Inc.
Legacy Reserves, LP
Linn Energy, LLC
Marathon Oil Company
McMoRan Exploration Co.
MCX Exploration (USA), Ltd.
MDU Resources Group, Inc. — Fidelity Exploration & Production Company
Mitsui E&P USA, LLC
Murphy Oil Corporation
Newfield Exploration Company

Nexen Petroleum U.S.A. Inc.
Noble Energy, Inc.
Oasis Petroleum, Inc.
Occidental Petroleum Corporation
Parallel Petroleum, LLC
PDC Energy
Pioneer Natural Resources Company
Plains Exploration & Production Company
Premier Natural Resources, LLC
QEP Resources, Inc.
R Lacy Services, Ltd.
Range Resources Corp.
Repsol Services Company
Resolute Energy Corporation
RKI Exploration & Production, LLC
Rosewood Resources, Inc.
Samson Energy Company, LLC
Samson Exploration
Samson Offshore
SM Energy Company
Southern Ute Indian Tribe — Red Willow Production Company
Southwestern Energy Company
Statoil
Talisman Energy, Inc. US
Tellus Operating Group, LLC
Total E&P USA, Inc.
Unit Corporation
Unit Corporation — Unit Petroleum Company
Venari Resources, LLC
Whiting Petroleum Corporation
WPX Energy, Inc.

UTILITY INDUSTRY DATA BASE

AES
AGL Resources
Allete
Alliant Energy
Ameren
American Electric Power
Atmos Energy
Avista
Black Hills
CenterPoint Energy
CH Energy Group
Cleco
CMS Energy
Consolidated Edison
Dominion Resources
DTE Energy
Duke Energy
Edison International
Entergy
EQT Corporation
Exelon

FirstEnergy
Iberdrola USA
Idaho Power
Integrys Energy Group
ITC Holdings
LG&E
KU Energy Services
MDU Resources
NextEra Energy
NiSource
Northeast Utilities
Northwestern Energy
NV Energy
NW Natural
OGE Energy
Otter Tail
Pacific Gas & Electric
Pepco Holdings
Pinnacle West Capital
PNM Resources
Portland General Electric

PPL
Public Service Enterprise Group
SCANA
Sempra Energy
Southern Company Services
Southwest Gas
TECO Energy
UGI

UIL Holdings
UNS Energy
Unitil
Vectren
Westar Energy
Wisconsin Energy
Xcel Energy

Appendix B

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) that adjusts for or excludes certain non-cash mark-to-market derivative financial instruments, a gain on disposal of discontinued operations, a gain on the sale of a utility service center, a non-cash write-down of held for sale properties, a non-cash write-off of unproved leaseholds, budgeted income from discontinued operations, and a commodity price-related write-down of natural gas properties. The ORC believes that adjusting for the impact of these items is appropriate in evaluating Energen’s performance for purposes of its Annual Incentive Compensation Plan.

	Year-to-Date Ended 12/31/2013
Consolidated Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	204.6	2.82
Non-cash mark-to-market losses (net of $17.3 tax)	30.6	0.42
Gain on disposal of discontinued operations (net of $12.9 tax)	(22.5)	(0.31)
Gain on disposal of assets (net of $4.1 tax)	(6.8)	(0.09)
Non-cash write-down of held for sale properties (net of $10.9 tax)	18.9	0.26
Non-cash unproved leasehold write-off (net of $4.5 tax)	8.8	0.12
Budgeted income from discontinued operations	2.9	0.04

Adjusted Net Income (Non-GAAP)	236.5	3.26

	Year-to-Date Ended 12/31/2012
Consolidated Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	253.6	3.51
Non-cash mark-to-market gains (net of $21.6 tax)	(37.2)	(0.52)
Non-cash write-down of natural gas properties (net of $8.1 tax)	13.4	0.19

Adjusted Net Income (Non-GAAP)	229.7	3.18

Note: Amounts may not sum due to rounding

B-1

ENERGEN CORPORATION

605 Richard Arrington, Jr. Blvd. North

Birmingham, Alabama 35203-2707

(205) 326-2700

ENERGEN CORPORATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on April 22, 2014.
Vote by Internet
• Go to www.investorvote.com/EGN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1.	Election of Directors												+
	Nominees:		For	Withhold						For	Against	Abstain
	01 -	Kenneth W. Dewey	☐	☐				3.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
	02 -	M. James Gorrie	☐	☐					Management recommends a vote AGAINST the Shareholder Proposal.
	03 -	James T. McManus, II	☐	☐	For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of the independent registered public accounting firm.				☐	☐	☐	4.	Shareholder Proposal	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2013 Annual Report to Shareholders are available at:

www.annualmeeting.energen.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENERGEN CORPORATION

Annual Meeting of Shareholders — April 23, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James T. McManus, II and J. David Woodruff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Energen Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 23, 2014, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

ENERGEN CORPORATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on April 18, 2014.

Vote by Internet
• Go to www.investorvote.com/EGN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1.	Election of Directors												+
	Nominees:		For	Withhold						For	Against	Abstain
	01 -	Kenneth W. Dewey	☐	☐				3.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
	02 -	M. James Gorrie	☐	☐					Management recommends a vote AGAINST the Shareholder Proposal.
	03 -	James T. McManus, II	☐	☐	For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of the independent registered public accounting firm.				☐	☐	☐	4.	Shareholder Proposal	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

NOTICE TO EMPLOYEE SAVINGS PLAN PARTICIPANTS

As a participant in the Energen Corporation Employee Savings Plan (the “Plan”) you have the right to direct the Trustee under the Plan how full shares of the Company’s Common Stock allocable to your account under the Plan as of February 21, 2014, should be voted at the Annual Meeting of Shareholders of Energen Corporation (the “Company”). The number of such shares is shown on this proxy card. The Energen Benefits Committee hopes that every participant will take this opportunity to participate in the affairs of the Company by voting their shares.

Energen ’s stock transfer agent, Computershare, will forward your instructions to the Vanguard Fiduciary Trust Company, Trustee of the Plan. If directions are not received by the transfer agent on or before April 18, 2014, you will be treated as directing the Plan’s Trustee to vote your shares in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

William K. Bibb
Chairman of the Energen Benefits Committee

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2013 Annual Report to Shareholders are available at:

www.annualmeeting.energen.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENERGEN CORPORATION

Annual Meeting of Shareholders — April 23, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James T. McManus, II and J. David Woodruff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Energen Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 23, 2014, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)